Exhibit 99.2
Press Release Dated November 22, 2011

Two Rivers Water Company’s CEO Says Kansas City Federal Reserve Bank Reports 12.6% Increase In Farmland Values For Mountain States

DENVER – November 22, 2011 – Two Rivers Water Company (OTC QB: TURV) (http://www.2riverswater.com) Chairman and CEO John McKowen said that a new report by the Federal Reserve Bank of Kansas City showing a 12.6% increase in mountain states farmland values over the past year confirms Two River’s unique business model that combines operating irrigated farmland with its wholesale water business.  In addition, Two Rivers has enduring economic advantages inside its two river basins which allow it to solely develop high yield irrigated farmland at half the cost of comparable farmland in its operating area. The report for the Federal Reserve Bank of Kansas City can be found at: http://www.kansascityfed.org/publicat/newsroom/2011pdf/press.release.11.15.11.pdf

“Soaring population growth worldwide coupled with Two Rivers’ plans to develop irrigated farmland at below-market rates make this an excellent time to execute on our business model,” McKowen said. In 2011, Two Rivers Water acquired or placed under its control 4,700 gross acres of irrigated farmland and expects to have 3,000 acres in production for the spring 2012 growing season.   “We’ll be planting organic corn and alfalfa which provide excellent gross revenue and profit margins in this economic environment,” McKowen said. “Yields should exceed 200+ bushels of corn or 6 ton of alfalfa per acre.”

Two Rivers also has the capability to provide water to municipalities currently suffering from water shortages in southeastern Colorado.   Two Rivers controls 70,000 acre-feet of storage capacity in reservoirs and expects to develop more than 50,000 acre-feet of average annual stream diversion and aquifer production in the next 3 to 5 years. Two Rivers can support its farming operations without permanently drying up prime farmland by providing water to municipalities by fallowing its fields on a rotating basis.

In addition, McKowen noted that Americans are experiencing an accelerated debasing of the U.S. Dollar as the Federal Reserve continues policies intended to make U.S. exports more competitive in world markets.  Investors can protect against US Dollar debasement and provide for good current income by investing in high quality irrigated farmland.  Two Rivers provides an opportunity for investors to participate in farmland who do not have the capital or skill set to invest directly in the asset themselves.

ABOUT TWO RIVERS WATER COMPANY

Two Rivers Water Company acquires and develops high yield irrigated farmland and the associated water rights in the western United States, and is presently focusing on the Huerfano and Cucharas two river basin in southern Colorado. At the present time, Two Rivers Water operates two core businesses, organic crop production from high yield irrigated farmland and water distribution to municipal markets in Huerfano County and other municipalities on the front range of Colorado. We are aggressively expanding operations through various funding mechanisms to develop our business model in southern Colorado with a view to the future implementation of this business model in other areas in the arid West.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT:

Two Rivers Water Company
John McKowen, CEO
(303) 222-1000
jmckowen@2riverswater.com

The Investor Relations Group
Dillon Heins
212.825.3210

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